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                                                                    Exhibit 23.2



                         Consent of Independent Auditors


The Board of Directors
Trigon Healthcare, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-26187) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 14, 2000, relating to the statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan as of December 31, 1999 and 1998, and the related statements of income and changes in plan equity for the years ended December 31, 1999 and 1998 and the period May 1, 1997 (inception) through December 31, 1997, which report is included in this Form 10-K/A No. 1 of Trigon Healthcare, Inc.


/s/ KPMG LLP

Richmond, Virginia
April 28, 2000